SOUTH JERSEY INDUSTRIES, INC.
                   Number One South Jersey Plaza, Route 54
                          Folsom, New Jersey 08037
                            --------------------
                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               April 21, 1994

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. will be held at the office of the Company, Number One South Jersey Plaza, Route 54, Folsom, New Jersey, on Thursday, April 21 1994, at 10:00 A.M., Eastern Time, for the following purposes:

     1. To elect five Directors:
             a. Four Directors in Class II (Term expiring in 1997)
             b. One Director in Class I (Term expiring in 1996)

     2. To approve the action of the Board of Directors in appointing Deloitte & Touche as auditors for the year 1994.

     3. To transact such other business as may come before the meeting.

     The Board of Directors has fixed the close of business on March 4, 1994 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournments thereof, and only holders of stock of the Company of record on that date are entitled to notice of and to vote at the meeting and any adjournments.

     If you do not expect to be personally present at the meeting, you are requested to fill in and sign the enclosed form of proxy and return it promptly in the accompanying business reply envelope.

                     By Order of the Board of Directors,

Folsom, N.J. 08037                              George L. Baulig
March 9, 1994                                      Secretary

___________________________________________________________________________
                           YOUR VOTE IS IMPORTANT
            YOU ARE URGED TO VOTE, DATE, SIGN AND PROMPTLY RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE
___________________________________________________________________________

                        SOUTH JERSEY INDUSTRIES, INC.

                               PROXY STATEMENT
                            ____________________

     This statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of South Jersey Industries, Inc. to be held on April 21, 1994, at the office of the Company, located at Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037. The approximate date on which proxy material will first be sent to shareholders is March 9, 1994.

     This solicitation of proxies is made on behalf of the Board of Directors of South Jersey Industries, Inc. and the Company will bear the cost of the solicitation. The solicitation will be made by mail, and, in addition, the Secretary of the Company and regular employees of the Company may solicit proxies by telephone, telegram or in person. The Company may also employ a professional proxy-soliciting firm to assist in the solicitation of proxies, and the Company estimates that the additional cost of employing such a firm would not exceed $7,500 plus expenses. The Company will furnish brokerage houses and other custodians, nominees or fiduciaries with the number of additional copies of its proxy material and Annual Report to Shareholders necessary to supply such materials to the beneficial owners of stock of the Company.

     Signed proxies in the accompanying form received by the Company will be voted at the meeting or any adjournments thereof and, where such a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted accordingly. A shareholder who signs and returns a proxy may revoke it at any time before it is voted. Attendance at any meeting by a shareholder who has given a proxy does not revoke the proxy; to revoke the proxy, the attending shareholder must so notify the secretary of the meeting in writing prior to the voting of the proxy.

     The Company had 9,887,571 shares of Common Stock outstanding as of March 4, 1994. The holders of Common Stock have one vote per share on each matter to be acted upon. Only shareholders of record at the close of business on March 4, 1994 will be entitled to vote at the meeting.

                            ELECTION OF DIRECTORS

     At the Annual Meeting, five directors are to be elected to the Board of Directors. Four directors are to be elected in Class II to hold office for a term of three years and one director is to be elected in Class I for a term of two years. It is intended that the votes of the persons designated as proxies in the accompanying form of proxy will be cast for the following persons as directors: Class II (term expiring in 1997) - Frank L. Bradley, Jr., Vincent E. Hoyer, Jackson Neall, Shirli M. Vioni; Class I (term expiring in 1996) - W. Cary Edwards. All of the nominees are members of the present Board of Directors and except for Mr. Edwards, have previously been elected by the Company's shareholders. Mr. Edwards, a former director who had resigned in January 1993, was re-elected to the Board in September 1993 and is now standing for re-election by the Shareholders. Mr. Frederick A. Westphal, whose term ends at the 1994 Annual Meeting, is not standing for re-election, in accordance with the Board's retirement policy. Mr. Westphal served as a director of the Company for 8 years and is Chairman of the Company's Compensation/Pension Committee. Because of the retirement of Mr. Westphal,effective with the 1994 Annual Meeting,the Board of Directors will be reduced from thirteen to twelve members. While it is not anticipated that any of the nominees will be unable to serve, if any should become unable to accept nomination or election, it is intended that the persons designated as proxies in the accompanying form of proxy will vote for the election of such other person as the Board of Directors may recommend.

                                                     Number of Shares
  Name, Other                   Business Experience  of Common Stock
 Positions with        Age        During Past Five  Owned Beneficially
 Company; Period      as of       Years and Other         as of         % of
Served as Director Jan. 1, 1994  Directorships (1)   Jan. 21, 1994 (1) Class
__________________ ____________  ___________________ _________________ _____

                                  NOMINEES
                       Class II (Term Expiring in 1997)
                       ________________________________

Frank L. Bradley, Jr...69 Retired, formerly Chairman,
 Director of the           President and CEO (1988-1992),
 Company since             Chairman (1980-1988), of Stone &
 1986(2)(3)                Webster Management Consultants,
                           Inc., New York, NY                  1,006     -

Vincent E. Hoyer.......69 Consultant (1991 to date);
 Director of the           formerly President (now retired)
 Company since             (1966 - 1991) of New Jersey
 1990(3)(4)                Manufacturers Insurance Company
                           and (1977-1991) of New Jersey
                           Re-Insurance Company, West
                           Trenton, NJ; director (1966 to
                           date) of New Jersey Manufacturers
                           Insurance Company and (1977 to
                           date) of New Jersey Re-Insurance
                           Company; director of CoreStates
                           Financial Corp., Philadelphia,
                           PA; director of New Jersey
                           National Bank and New Jersey
                           National Corporation, Pennington,
                           NJ.                                 1,948     -

Jackson Neall..........69 Retired; former Real estate
 Director of the           appraiser (1977 -1992); registered
 Company since             builder (1989 -1992); former
 1990(4)(5)                President of South Jersey Fuel,
                           Inc.; director of Shore Memorial
                           Hospital; Chairman (1989 to date)
                           of Shore Properties, Inc., Somers
                           Point, NJ; former member of
                           Executive Advisory Board of First
                           Fidelity Bank, N.A., South Jersey,
                           Burlington, NJ; director of Staintons
                           Department Store (1993 to date),
                           Ocean City, NJ                      3,418     -

                                                     Number of Shares
  Name, Other                   Business Experience  of Common Stock
 Positions with        Age        During Past Five  Owned Beneficially
 Company; Period      as of       Years and Other         as of         % of
Served as Director Jan. 1, 1994  Directorships (1)   Jan. 21, 1994 (1) Class
__________________ ____________  ___________________ _________________ _____

                              NOMINEES continued
                  Class II continued (Term Expiring in 1997)
                 ___________________________________________

Shirli M. Vioni, Ph.D..53 Superintendent, Oberlin City Schools
 Director of the           (1994 to date), Oberlin, OH; President,
 Company since             Billings-Vioni Management Associates
 1983(4)(5)                (1990 to 1994), Columbus OH, a human
                           resource consulting firm; Director,
                           Corporate Human Resource Development
                           (1987 - 1990), of Honeywell, Inc.
                           Minneapolis, MN                       504     -

                       Class I (Term Expiring in 1996)
                       _______________________________

W. Cary Edwards........49 Of Counsel (1993 to date), NJ
 Director of the           Managing Partner (1990-1993), law
 Company since             firm of Mudge Rose Guthrie Alexander
 1993(3)(5)                & Ferdon, Parsippany, NJ; Partner,
                           law firm of Edwards, Villoresi,
                           Perrucci & Paulsen (1990), and
                           Partner, law firm of Villoresi,
                           Edwards & Jansen (1989 - 1990),
                           Boonton, NJ; Attorney General, State
                           of New Jersey (1986-1989); Chief
                           Legal Counsel - Governor of NJ
                           (1982-1986).                         306      -

                        DIRECTORS CONTINUING IN OFFICE
                        Class I (Term Expiring in 1996)
                        _______________________________

Richard L. Dunham......64 Chairman (1988 to date),
 Director of the           President (1980 - 1988), of
 Company since             Zinder Companies, Inc.  and
 1984(2)(3)                affiliated companies, economic
                           and regulatory consulting firms,
                           Washington, DC; Member (1986 to
                           date) of Advisory Council of Gas
                           Research Institute, Chicago, Il;
                           Former Chairman (1975-1977) of
                           the Federal Power Commission
                           (now FERC), Washington, DC;           909     -


Marilyn Ware Lewis.....50 Chairman of the Board (1988 to
 Director of the           date), Vice Chairman of the Board
 Company since             (1984 - 1988), of American Water
 1990(3)(5)                Works Company, Inc., Voorhees,
                           NJ.; Past President KLS
                           Educational Systems, Inc. (1987-
                           1991), Lititz, PA, a program for
                           the education of children with
                           learning disabilities; director
                           CIGNA Corp., Philadelphia, PA;
                           director, Penn Fuel Gas Company,
                           Inc. and subsidiaries, Oxford, PA. 18,500 0.2%(6)

                                                     Number of Shares
  Name, Other                   Business Experience  of Common Stock
 Positions with        Age        During Past Five  Owned Beneficially
 Company; Period      as of       Years and Other         as of         % of
Served as Director Jan. 1, 1994  Directorships (1)   Jan. 21, 1994 (1) Class
__________________ ____________  ___________________ _________________ _____

                       DIRECTORS CONTINUING IN OFFICE
                  Class I continued (Term Expiring in 1996)
                  _________________________________________


Peter M. Mitchell,Ph.D.59 President Massachusetts Maritime
 Director of the           Academy, Buzzards Bay, MA (1994
 Company since             to date); Vice Chancellor (1983-
 1981(2)(4)                1994), Higher Education
                           Coordinating Council, formerly the
                           Board of Regents of Higher
                           Education, Boston, MA.                876     -

                        DIRECTORS CONTINUING IN OFFICE
                      Class III (Term Expiring in 1995)
                      _________________________________

Thomas L. Glenn, Jr....59 Chairman (1984 to date) of Glenn
 Director of the           Insurance, Inc. Absecon, NJ;
 Company since             trustee, of Atlantic City Medical
 1986(2)(5)                Center Foundation, Atlantic City,
                           NJ; trustee, of Atlantic County
                           Community College, Mays Landing,
                           NJ.                                 3,260     -

Herman D. James, Ph.D..50 President, Rowan College of New
 Director of the           Jersey (formerly Glassboro State
 Company since             College) (1984 to date),
 1990(4)(5)                Glassboro, NJ.; director (1992 to
                           date) of the Council for Aid to
                           Education, New York, NY; director
                           New Jersey State Chamber of Commerce
                           (1993 to date), Trenton, NJ           396      -

Charence D. McCormick..64 Chairman, President and CEO (1988
 Director of the           to date) and President (1977 -
 Company since             1988) of The Farmers and Merchants
 1979(2)(3)                National Bank of Bridgeton, NJ;
                           Chairman and President of Southern
                           Jersey Bancorp of Delaware (1989
                           to date); Chairman, President and
                           CEO (1988 -1989) and President
                           (1984 - 1988) of Southern Jersey
                           Bancorp, Bridgeton, NJ; director
                           of such banks; director of the
                           Federal Reserve Bank of
                           Philadelphia (1986 - 1988).         2,531      -

                                                     Number of Shares
  Name, Other                   Business Experience  of Common Stock
 Positions with        Age        During Past Five  Owned Beneficially
 Company; Period      as of       Years and Other         as of         % of
Served as Director Jan. 1, 1994  Directorships (1)   Jan. 21, 1994 (1) Class
__________________ ____________  ___________________ _________________ _____

                       DIRECTORS CONTINUING IN OFFICE
                 Class III continued (Term Expiring in 1995)
                 __________________________________________

William F. Ryan........59 President of the Company since
 President and Chief       1980 and Chief Executive Officer
 Executive Officer of      since 1981; President of South
 the Company. Director     Jersey Gas Company (Gas Company)
 of the Company since      since 1977, Chief Executive
 1977(2)                   Officer since 1981 and Chairman
                           of the Board since April 1989;
                           Chairman of the Board and Chief
                           Executive Officer of Energy &
                           Minerals, Inc. (EMI) since 1981;
                           Chairman and Chief Executive
                           Officer of R&T Group, Inc. (R&T)
                           since October 1989; director of
                           South Jersey Energy Company since
                           1973; director of New Jersey
                           National Bank and New Jersey
                           National Corporation, Pennington,
                           NJ; director of Penn Fuel Gas
                           Company, Inc. and subsidiaries,
                           Oxford, PA.                        33,730    0.3%

17 directors, nominees
and officers as a group                                      111,258    1.1%

     Notes to Table of Directors and Nominees
     ________________________________________

     (1) Based on information furnished to the Company by the respective directors, nominees and officers of the Company. The Company is informed that these persons have sole voting power and sole power of disposition with respect to the shares of Common Stock shown opposite their names, with the following exceptions:
             17,239 of Mr. Ryan's shares and 50,549 of the shares owned by officers as a group are held in the Company's Thrift Plan, and the Trustee of the Plan has sole power to vote (but no power to dispose of) such shares; and 15,300 of Mr. Ryan's shares and 20,160 shares of the officers as a group are not now held by them but may be acquired through the exercise of stock options.

     (2)     Member of the Executive Committee (W. F. Ryan, Chairman).

     (3)     Member of the Compensation/Pension Committee (F. A. Westphal,
             Chairman).

     (4) Member of the Management Development Committee (Dr. P.M. Mitchell, Chairman).

     (5)     Member of the Audit Committee (T.L. Glenn, Jr., Chairman).

     (6) Includes 18,000 shares over which Mrs. Lewis has effective investment and voting power but in which she has no beneficial interest.

     Gas Company and other subsidiaries of the Company have maintained banking relationships for a number of years with The Farmers and Merchants National Bank of Bridgeton, of which Mr. McCormick is Chairman, President and a director, and expect to continue such relationships. Aggregate indebtedness of Gas Company and other subsidiaries of the Company to that bank on December 31, 1993 was $2,587,120, which was also the largest amount of such indebtedness during 1993. Loans made to Gas Company and other subsidiaries by that bank are made on terms that are usual and customary at the time they are made. During 1993, the Company and its subsidiaries paid $344,553 in legal fees and expenses to the law firm of which Mr. Ryan's son-in-law, Michael J. Fitzgerald, is a member.

     As of January 21, 1994, CoreStates Bank, N.A., as Trustee of the Company's Thrift Plan, held with power to vote, and is thus considered (under rules of the Securities and Exchange Commission) to have been the beneficial owner of, 1,244,912 shares, or approximately 13%, of the outstanding Common Stock of the Company. Included among these shares are 50,549 shares held by the Trustee for the account of officers of the Company. See Note 1 to the Table above.

                           EXECUTIVE COMPENSATION

Summary Compensation Table*
___________________________
____________________________________________________________________________
                          |                                 |
                          |      Annual Compensation        |
                          |_________________________________|
    (a)              (b)  |    (c)       (d)       (e)      |      (i)
                          |                       Other     |
Name and                  |                       Annual    |   All Other
Principal                 |                       Compen-   |    Compen-
Position             Year |  Salary($) Bonus($)  sation($)  |   sation($)
__________________________|_________________________________|_______________
                          |                                 |
William F. Ryan,     1993 |  348,750     -         4,622    |     20,554
Pres & CEO           1992 |  317,500     -         4,104    |     18,285
                     1991 |  310,000     -         4,284    |     16,333
                          |                                 |
Gerald S. Levitt,    1993 |  156,000     -           -      |     11,119
V.P. & CFO           1992 |  146,583     -           -      |     10,569
                     1991 |  140,750     -           -      |      9,426
                          |                                 |
Richard B. Tonielli, 1993 |  119,125     -           -      |      7,962
Treasurer            1992 |  113,000     -           -      |      5,122
                     1991 |  108,625     -           -      |      6,324
__________________________|_________________________________|_______________

*Columns (f) (g) and (h) have been omitted from the table because no long term compensation was awarded to, earned by or paid to the named executives for any year covered by the table.

Notes to Summary Compensation Table
_____________________________________

     Employees of the Company or its subsidiaries who participate in its Thrift Plan contribute a percentage (maximum 6%) of compensation to the Plan, and the employer contributes 50% of the amount contributed by the employee. Employee contributions are invested, at the employee's option, either in Company Common Stock or a fund investing in U.S. Treasury obligations. Employer contributions are invested in Company Common Stock. During 1993, the Company and its subsidiaries made the following contributions to the Thrift Plan for the benefit of its executive officers: Mr. Ryan - $7,503; and Mr. Levitt - $4,680; and Mr. Tonielli - $1,191. These amounts are included in column (i) of the Summary Compensation Table. In 1993, the Company and its subsidiaries contributed a total of $672,225 to the Thrift Plan and, in addition, incurred administration costs for the Thrift Plan of $47,025. The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under the Thrift Plan. The Company has adopted a policy of currently reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation (including the tax liability incurred by the additional income). Pursuant to this policy Mr. Ryan was paid $4,622 in 1993, which is included in column (e) of the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal
Year and Fiscal Year-End Option Values
__________________________________________

____________________________________________________________________________

     (a)                (b)         (c)          (d)              (e)
                                               Number
                                            of Securities        Value
                                              Underlying    of Unexercised
                                              Unexercised    In-The-Money
                       Shares                  Options at      Options at
                      Acquired     Value    Fiscal Year-End  Fiscal Year-End
    Name             on Exercise  Realized  All Exercisable  All Exercisable
    ____             ___________  ________  _______________  _______________

William F. Ryan          -           -          15,300          $89,625
Gerald S. Levitt       3,300       20,156        3,330           19,507
Richard B. Tonielli    3,060       25,766            0             -
____________________________________________________________________________

     In 1987, the Company adopted a stock option and stock appreciation rights plan for its officers and other key employees. Of the 304,475 options authorized, 87,750 options have been awarded. 33,830 of these awarded options have been exercised.

     The Company and Gas Company have deferred compensation agreements with eleven employees, which provide for compensation for five years after retirement at age 65 or to a beneficiary in the event of death prior to retirement. Under these agreements, Mr. Ryan, Mr. Levitt and Mr. Tonielli will, after retirement, receive $25,000, $15,000, and $15,000 respectively, per year for a five-year period. In the event the retired employee dies before receiving the full amount, the beneficiary will receive the unpaid balance.

     The Company has employment agreements with its officers and certain officers of Gas Company, EMI and R&T, including Messrs. Ryan, Levitt, and Tonielli. Each agreement is for a three-year period ending July 31, 1994, and provides for a base salary that will be reviewed periodically, but will be not less than was being paid at the beginning of the period. If a change of control (as defined in the agreement) occurs during the period of the agreement, the agreement is automatically extended for three years from the date the change of control occurs. If, during the extended term of the agreement, the executive officer's employment is terminated for other than cause, or he resigns after there has been a significant adverse change in his employment arrangements with the Company, he is entitled to a severance payment equal to 300% of his average annual compensation during the preceding five calendar years.

     The Company also has an officer severance benefit program that covers all its officers, including those with whom it has employment agreements. If an executive officer's employment is terminated and there has been no change in control, up to one year's salary may be paid under this program.

Pension Plans For Executives
____________________________

The following table illustrates the current retirement benefits under the salaried employee pension plan, and the supplemental executive retirement plan, assuming the executive was born in 1932 and retires at the normal retirement age of 62.
_____________________________________________________________________________
                                     Years of Service
Remuneration     15         20         25         30         35         40
_____________________________________________________________________________

$125,000    $ 23,805   $ 36,236   $ 48,736   $ 61,236   $ 61,236   $ 61,795
 150,000      31,236     46,236     61,236     76,236     76,236     76,236
 175,000      38,736     56,236     73,736     91,236     91,236     91,236
 200,000      46,236     66,236     86,236    106,236    106,236    106,236
 225,000      53,736     76,236     98,736    121,236    121,236    121,236
 250,000      61,236     86,236    111,236    136,236    136,236    136,236
 300,000      76,236    106,236    136,236    166,236    166,236    166,236
 400,000     106,236    146,236    186,236    226,236    226,236    226,236
 450,000     121,236    166,236    211,236    256,236    256,236    256,236
 500,000     136,236    186,236    236,236    286,236    286,236    286,236

     As employees, the executive officers of the Company are eligible for benefits under tax-qualified pension plans for salaried employees established by the Company or one of its subsidiaries. Compensation considered under these pension plans consists of base wages only, which in the case of executive officers is equal to the cash compensation reported in column (c) of the Summary Compensation Table. Employees do not make contributions to the plans, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested by insurance companies of recognized standing until they are used to provide retirement benefits. Under certain circumstances, early retirement with reduced annual benefits is permitted (but not before age 55). Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan that is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan, the basic Social Security benefit and the supplemental plan that aggregates 2% of average final five years salary (as defined in the plan), for each year of service. Assuming continued employment and retirement at age 62, Mr. Ryan, Mr. Levitt and Mr. Tonielli will have, respectively, 30, 24 and 37 years of credited service. No credit is provided under the supplemental plan for more than 30 years of service.

     Compensation/Pension Committee Report on Executive Compensation
     ________________________________________________________________

     The Compensation/Pension Committee of the Board of Directors has prepared the following report for inclusion in this proxy statement:

    "Compensation of executive officers of the Company is almost exclusively by base salary. The Company, by choice, does not make use of annual incentive awards or long-term incentive award programs. No bonuses were paid nor stock options granted to any executive officer of the Company in either 1992 or 1993.

    The compensation recommended and approved for executive officers is intended to further the earnings and financial strength of the Company through the focus of attention and effort on the maintenance of high levels of customer satisfaction, efficient and productive operations and a proactive stance in the operation of the Company in an increasingly competitive environment.

    Compensation levels for the executive officers of the Company that were in effect from January 1, 1993 through September 30, 1993 were fixed by the Board of Directors in October 1992 and were based on the recommendations of the Committee. New compensation levels for the executive officers were fixed by the Board in September 1993, effective October 1, 1993. These new compensation levels were also based on recommendations of the Committee. The compensation that was paid to the executive officers in 1993 was, on average, approximately 7.7% above that paid in 1992.

    The compensation of the Chief Executive Officer, William F. Ryan, was increased to an annual rate of $375,000 in October 1993. The Committee based its recommendation for this increase largely on Mr. Ryan's performance as chief executive officer during 1992 and the first nine months of 1993, particularly on his ability to anticipate and respond successfully to changes in the business environment in which the Company operates. The Committee's overall rating of the Chief Executive Officer's performance for the year was outstanding.

    In making its recommendations for executive officer compensation, including that for the Chief Executive Officer, the Committee considers a number of factors, including an appraisal of the officer's performance, the earnings performance of the Company, and information supplied by a nationally recognized compensation consulting firm. The consulting firm provides to the Committee, an executive compensation study which evaluates salary levels from internal and external perspectives. External values are determined through comparative market evaluation of executive compensation levels against organizations of similar scope, size, industry and operating structure. Data from multiple survey sources is extracted from the market for both salary and total compensation. Fixed salary for executives is at or near the median of the comparative group. The Committee has not adopted a specific formula relationship between changes in the Company's earnings performance and changes in the levels of executive compensation.

                                      Frederick A. Westphal, Chairman
                                      Frank L. Bradley, Jr.
                                      Richard L. Dunham
                                      W. Cary Edwards
                                      Vincent E. Hoyer
                                      Marilyn Ware Lewis
                                      Clarence D. McCormick

                                      Dated: November 19, 1993"

Stock Performance Graph
________________________

     Set forth below is a graph that shows in the form of an index (1987
= 100), for the 1988 - 1993 period, the cumulative total return on the Company's Common Stock (consisting of the change in share price during each year plus dividends received which are assumed to be reinvested) compared to the Standard & Poor's 500 Index and the Standard & Poor's Utility Index. The Standard & Poor's Utility Index is a commonly used indicator of utility common stock performance based on selected gas, electric and telephone companies. The compounded annual growth rate for the Company on the graph is 11.7%. This compares to 15.3% for the Standard & Poor's 500 Index and 14.2% for the Standard & Poor's Utility Index.

Indexed Total Return Assuming Dividends Reinvested Over a 5 Year Period
___________________________________________________________________________
                       Year ending December 31
          1988       1989        1990        1991        1992       1993
          ____       ____        ____        ____        ____       ____

SJI        100      120.77      117.30      134.86      166.69      172.03
S&P UTIL   100      147.22      143.45      164.42      177.73      203.79
S&P 500    100      131.69      127.59      166.47      179.16      197.22
____________________________________________________________________________

Stock Performance Graph omitted. See above description of graph and data in tabular form.

                INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     The Board of Directors of the Company met nine times in 1993. Each Director attended at least 79% of the total of (i) the number of meetings of the Board of Directors held during the period such director was in office and (ii) the number of meetings of the committees of the Board on which he or she served. During 1993, each of the directors of the Company also served on the Boards of one or more of Gas Company, EMI, R&T or Energy, the four direct subsidiaries of the Company. In 1993, the Boards of Gas Company and EMI each met ten times and the Boards of R&T and Energy each met nine times. Directors of the Company who are not officers of the Company and who are not members of the Executive Committee of the Board are paid an annual retainer of $7,500 and fees of $950 per meeting for each meeting of the Boards of the Company, Gas Company, EMI, R&T and Energy, respectively, that they attend, except that the maximum fee paid to any person for attendance at one or more meetings of these Boards held on the same day is $950. Members of the Executive Committee of the Board who are not officers of the Company are paid an annual retainer of $10,000 and receive the same attendance fees as the other non-officer directors. Directors who are also officers of the Company receive no compensation other than their regular compensation. Members of all the Committees of the Company or of a subsidiary are paid $475 for each meeting of those Committees that they attend if the meeting is held on the same day as a Board meeting or $950 if the meeting is held on any other day. Chairmen of each of those committees are paid an additional $200 for each meeting of their Committee that they attend. The Company has established a plan whereby directors may elect to defer the receipt of fees until a specified date or until retirement from the Board. The deferred amount, together with interest, may be paid in a lump sum or in equal annual installments, as the director elects.

     The Company has adopted a retirement plan for non-employee directors who have served as such for at least five years and have reached age 60 at the time of retirement as a director. The annual benefit, which is payable for life, is equal to 100% of the director's annual retainer if he or she is at least 65 at retirement, and is proportionately reduced for retirement before that age, to a minimum of 50% of the annual retainer if retirement is at age 60. If a change of control (as defined in the plan) occurs, a lump sum benefit is payable immediately, regardless of a director's age or period of service as a director, equal to the value, actuarily determined, of 100% of the annual retainer for the remainder of his or her life.

     The Audit Committee of the Board of Directors, which met three times in 1993, is composed of seven directors who are not officers, namely, Thomas
L. Glenn, Jr., Chairman, W. Cary Edwards, Dr. Herman D. James, Marilyn Ware Lewis, Jackson Neall, Dr. Shirli M. Vioni and Frederick A. Westphal. The Audit Committee (1) annually recommends to the Board a firm of independent public accountants for appointment as auditors of the Company;(2) reviews with the independent auditors the scope and results of each annual audit; (3) reviews with the independent auditors and the Company's internal auditors suggestions or recommendations made by either of them; (4) reviews with appropriate Company officers the performance of the independent auditors and the internal auditors; (5) considers the possible effect on the independence of the independent auditors of each professional service rendered or to be rendered by such auditors; and (6) reviews and makes recommendations to the Board of Directors regarding the Annual Report to Shareholders.

     The Compensation/Pension Committee of the Board of Directors, which met six times in 1993, is composed of seven directors who are not officers, namely, Frederick A. Westphal, Chairman, Frank L. Bradley, Jr., Richard L. Dunham, W. Cary Edwards, Vincent E. Hoyer, Marilyn Ware Lewis, and Clarence
D. McCormick. The Compensation/Pension Committee (1) grants options and otherwise administers the Stock Option and Stock Appreciation Rights Plan; and (2) reviews and makes recommendations to the Board of Directors on the operations, performance and administration of the retirement plan, other employee benefit plans, and employment policies and forms of compensation, including the performance and levels of compensation of the officers of the Company.

     The Executive Committee of the Board of Directors, which also functions as a nominating committee, met four times in 1993. It is composed of William
F. Ryan, Chairman, Frank L. Bradley Jr., Richard L. Dunham, Thomas L. Glenn, Jr., Clarence D. McCormick, Dr. Peter M. Mitchell and Frederick A. Westphal. Among its functions, the Executive Committee (1) maintains a list of prospective candidates for directors, including those recommended by shareholders; (2) reviews the qualifications of candidates for directors; and
(3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to the Board at the Annual Meeting of Shareholders. The Executive Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in writing to the Secretary of the Company.

     The Management Development Committee of the Board of Directors, which met three times in 1993, is composed of six directors, namely Dr. Peter M. Mitchell, Chairman, Vincent E. Hoyer, Dr. Herman D. James, Jackson Neall, William F. Ryan and Dr. Shirli M. Vioni. The Management Development Committee (1) reviews the Company's programs and practices used to develop employees identified for leadership positions in the organization; (2) evaluates training and educational programs to assure that they reflect current and emerging workplace, industry and general business issues; and (3) evaluates management activities with respect to corporate affirmative action and workplace diversity objectives.

                           APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors, subject to the approval of the shareholders, has appointed Deloitte & Touche independent public accountants, as the auditors of the Company for the year 1994. Unless otherwise directed, it is proposed to vote proxies "FOR" approval of this appointment.

     Deloitte & Touche served as the auditors of the Company during the year 1993. During 1993, the audit services performed by that firm for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission, the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act.

                   ANNUAL REPORT AND FINANCIAL INFORMATION

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1993 accompanies this proxy statement. The Annual Report is not proxy soliciting material or a communication by means of which any solicitation is made. A representative of Deloitte & Touche, whose report on the Company's financial statements appears in the Annual Report, will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to questions from shareholders.

     Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Company's Common Stock, or who represents in good faith that he was on such date a beneficial owner of such stock entitled to vote at the Annual Meeting, the Company will send to such person, without charge, a copy of its Annual Report on Form 10-K for 1993, as filed with the Securities and Exchange Commission. Requests for this report should be directed to George L. Baulig, Secretary, South Jersey Industries, Inc., Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037.

                                OTHER MATTERS

     Any proposal which a qualified shareholder of the Company intends to present at the 1995 Annual Meeting of Shareholders that is received by the Company after November 11, 1994 will not be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. To be a qualified shareholder, a shareholder must have owned at least $1,000 in market value of the Company's securities for at least one year before the date of submission of the proposal to the Company.

     The Board of Directors knows of no matters, other than those set forth in the Notice of Annual Meeting of Shareholders, to come before the 1994 Annual Meeting. If any other matters or motions properly come before the Meeting, including any matters dealing with the conduct of the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment.

                     By Order of the Board of Directors,

                                            George L. Baulig
                                                Secretary

March 9, 1994